Exhibit 1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G, and any amendments hereto, relating to the ordinary shares, par value of US$0.0001 per share of TOYO Co., Ltd, a Cayman Islands exempted company with limited liability whose principal place of business is in Tokyo, Japan, shall be filed on behalf of the undersigned.

N.A.GLOBAL. CO. LTD.

Dated:	June 27, 2025
Signature:	/s/ Chong Chow Lee
Name/Title:	Chong Chow Lee; Director

Dated:	June 27, 2025
Signature:	/s/ Chong Chow Lee
Name/Title:	Chong Chow Lee